Exhibit 10.29

EQUIPMENT LEASE AND NON-EXCLUSIVE PATENT LICENSE AGREEMENT

This Equipment Lease and Non-Exclusive Patent License (“Agreement”) is made as of March 14, 2024 (“Effective Date”) by and among CRYM Co-Invest Unit #1 LLP (“Lessor”), CryoMass LLC, a Colorado corporation, with offices at 1001 Bannock Street, Suite 612 Denver, CO 80204 USA and its affiliates (“CryoMass” or “Licensor”) on the one hand, and VMAX Canna Solutions Inc., 425 Alness Street, North York, ON M3J2T8 Canada and its affiliates (collectively, “Lessee”) on the other hand (each a “Party” and collectively the “Parties”).

WITNESSETH

WHEREAS Lessor owns a certain processing equipment, referred to also as the “CryoMass Refinement System” or “CryoSift Separator™” (“Equipment”),

WHEREAS CryoMass is the owner of the Licensed Patent (as such is further defined herein) and has the right to grant licenses thereunder;

WHEREAS, CryoMass has developed proprietary know-how related to the operation of the Equipment (“Know-How”), which Equipment and Know-How may only be used in connection with the Licensed Patent;

WHEREAS Lessee represented to Lessor and CryoMass that it has the necessary business relationships, licenses, processing know-how, and marketing resources to operate for the sole purpose of conducting separation of trichomes from all types of cannabis plant biomass only (that is, not for separating trichomes from any other plant biomass but for Cannabis Biomass) (“Permitted Toll Processing Activity”) to realize income;

WHEREAS Lessee wishes to lease from Lessor one unit of the Equipment (the “Unit”), and to obtain a non-exclusive, revokable rights for the use of the Licensed Patent solely in connection with the Equipment and solely on the territory of Canada (“Territory”), from the Licensor (“License”);

WHEREAS, Lessor is willing to lease the Unit upon the terms and conditions hereinafter set forth, and

WHEREAS, Licensor is willing to grant a non-exclusive and revokable License under the terms and conditions hereinafter set forty,

NOW THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, the parties hereby agree as follows:

1.	Definitions

1.1	Affiliate means any person or entity that controls, is controlled by, or is under common control with Lessee, directly or indirectly. For purposes of this definition, “control” and its various inflected forms means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such a person or entity, whether through ownership of voting securities, by contract or otherwise.

1.2	Cannabis Laws mean all applicable state and local laws governing the cultivation, harvesting, processing, manufacturing, transportation, and sale of cannabis-based products.

1.3	Cannabis Licenses mean any and all temporary, provisional, or permanent, permit, license or authorization from, or registration with, any government authority that regulates the cultivation, harvesting, production, processing, marketing, distribution, sale, possession, transportation or transfer of cannabis or related products in the relevant jurisdiction, whether for medicinal or recreational use.

1.4	Change in Control means: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the applicable company representing fifty percent (50%) or more of the total voting power represented by the company’s then outstanding voting securities, whether by tender offer, or otherwise, (ii) the consummation of a merger or consolidation of the applicable company with any other entity, other than a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation, or (iii) the sale or disposition by the applicable company of all or substantially all of the company’s assets

1.5	Confidential Information means all information that is of a confidential and proprietary nature to any of the Parties, including, but not limited to, all unpatented and patentable technical information, development, discoveries, software, know-how, methods, techniques, data, processes, devices, models, documentation, information, trade secrets, procedures, results and ideas and provided by one party to the other party under this Agreement. Confidential Information shall not include information that (a) can be demonstrated to have been in the public domain as of the Effective Date or comes into the public domain after the Effective Date through no fault of the receiving party; (b) can be demonstrated to have been known to the receiving party prior to execution of this Agreement and which was not acquired, directly or indirectly, from a third party under a continuing obligation of confidentiality or limited use to the disclosing party; (c) can be demonstrated to have been rightfully received by the receiving party after disclosure under this Agreement from a third party who did not acquire it, directly or indirectly, from the disclosing party under a continuing obligation of confidentiality; (d) can be demonstrated to have been independently developed by personnel of the receiving party who had no substantive knowledge of the disclosing party’s information; or (e) is required to be disclosed pursuant to law or court order.

1.6	Government Authority means any federal, state, national, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.7	Incurable Material Breach shall mean any of the following: (a) a failure to pay Rent and/or Processing Fees for the unit for two consecutive months by the due date under this Agreement, (b) failure by Lessee to disclose any government inquiries in connection with Lessee’s cannabis business, (c) failure to operate the unit under a valid Cannabis License, or (d) entering into a Side Agreement as such is defined in this Agreement.

1.8	“Know-How” means any and all technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, raw material sources, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, programs, and other knowledge, information, skills, and materials which are known, learned, invented, developed or controlled by Lessor pertaining to the Equipment and/or Licensed Patent and/or useful in the manufacture or use of the Equipment and/or Licensed Patent and any modifications, variations, derivative works, and improvements of or relating to any of the foregoing.

1.9	Licensed Patent means the patent no. CA3064896 - Cryogenic Separation of Plant Material granted by the Canadian Intellectual Property Office, and does not include any continuations, reissues, reexaminations, or international equivalents thereof. For avoidance of doubt, Lessee is not permitted to use any of Licensor’s Intellectual Property except as authorized under this Agreement for applications within the Territory and within the authorized field of use, which is: Permitted Toll Processing Activity. Should Licensor be issued, during the Term of the Agreement, a new patent applicable to the use of the Equipment, Lessor, Licensor and Lessee shall amend this section to include such new patent under the definition of Licensed Patent for the purposes of this Agreement.

1.10	[***]

1.11	Reporting Quarter means each calendar quarter commencing with the third calendar quarter of 2024.

1.12	Territory shall mean Canada.

2.	License Grant and Equipment Rental.

2.1	License Grant. Licensor hereby grants to Lessee a non-exclusive commercial license revocable per the terms of this Agreement under the Licensed Patent and Know-How to use the Unit in the Territory, solely for Permitted Toll Processing Activity during the Term of this Agreement and solely in the manner further described in this Agreement. The License Grant to Lessee will be effective only upon deployment of the Unit at a facility designated by Lessee and concurrent compliance of Lessee with the date of the first Rent payment by Lessee to Lessor & payment of the Deployment Fees as further defined in this Agreement.

2.2	Equipment Rental. Lessor will rent one (1) Unit to Lessee pursuant to the terms of this Agreement. Upon termination of this Agreement, the Unit shall be returned to Lessor in the same condition as when received, ordinary wear and tear excepted. Lessor and CryoMass shall retain title to and have access to the Unit at all times, which shall be conspicuously labeled pursuant to the requirements set forth in section 10.2. Lessee shall not have the right to dispose of or use or alter the Equipment other than as provided in this Agreement.

2.3	Use of Equipment and Repairs. Lessee will only use the Equipment in the manner provided in the Equipment instruction manual, Licensor standard operating procedures, or as otherwise specifically instructed by Licensor. Lessee shall maintain and provide Lessor or, as the case may be, CryoMass with processing activity data sheets in the format required by Lessor and/or CryoMass. Any Lessee personnel or contracted personnel shall only operate the Units after having been duly trained. Records of training will be maintained by Lessee as applicable and available for inspection by Lessor with reasonable notice. Lessee shall promptly notify both CryoMass and Lessor of any Unit malfunction or needed repairs and shall not perform any repairs. Only authorized CryoMass contractors or employees shall repair the Units. Lessee shall provide reasonable access to Units, information and support for the repairs. The cost of all repairs and maintenance for the Equipment during the Term of this Agreement shall be the responsibility of Lessee. With respect to the Unit, neither Lessee nor any Lessee affiliate, employee, agent, contractor, visitor, director, officer, associate shall copy, reproduce, sublease the Unit, give access to third parties, or reverse engineer the Unit, manufacture spare parts for the Unit, draft drawings or schematics of the Unit, record and/or share video recordings or photos of the Equipment.

2.4	Lessor & Licensor Personnel Access. At any time during the life of this Agreement upon 24 hours’ notice, Lessee shall give one or more designated Lessor or Licensor administrative staff (“Administrative Staff”) full access to Lessee and Lessee Affiliates books, records, invoices, and facilities, as well as any Lessee client data and records disclosed to Lessee, for auditing purposes including, but not limited to: (i) verifying compliance with this Agreement, (ii) validating Processing fee Due, and (iii) verifying associated calculations. Lessor or Licensor Administrative Staff shall have unlimited access to all physical and electronic records, including, but not limited to, Lessee bank account statements irrespective of the jurisdiction where the Lessee bank is located. Lessor & Licensor undertakes to maintain confidential all information received in the course of interactions with Lessee except as needed to enforce Lessor rights under this Agreement. Further, with 24 hours’ notice to Lessee, Lessee shall give one or more Licensor authorized business partners, visitors and/or technical staff (“Licensor Invitees”) access to Licensee facilities to observe the Unit and, as needed, to test the Unit, demonstrate the Unit’s capabilities and make such technical modifications to the Unit as Licensor in its sole discretion may from time to time determine to be necessary.

2.5	Temporary Unit Deployment. Upon written consent of both Lessor and Licensor, Lessee may temporarily deploy the Unit for use at a different entity’s location that does not belong to Lessee, in a manner agreed with Lessor and Lessee, provided that an agreement with such entity is in place to protect the integrity of the Unit, of Licensor’s Licensed Patents and any other Licensor Intellectual Property, confidentiality of data and trade secrets of all Parties, in a manner consistent with the requirements of this Agreement. At all times for the duration of this Agreement Lessee shall remain liable for all of its obligation under this Agreement.

2.6	Reservation of Rights. Licensor reserves the right to improve and deploy the Licensed Patent and the Equipment for any purposes in any territory; further, Licensor reserves the right to improve the Licensed Patent and the Equipment and to deploy the improvements to the Lessee in the Territory at any time.

3.	Processing Fees and Rent.

3.1	[***]

3.2	[***]

3.3	Sublicensing. Lessee shall not enter into negotiations with any company with respect to a sublicense of the License Patent and shall not represent that it can grant, or grant, a sublicense of the Licensed Patent without the written consent of an authorized officer of the Licensor.

4.	Payments, Reporting and Records.

4.1	Lessee Financial Reporting. Following execution of this Agreement, seven (7) calendar days after the end of each calendar month, beginning with the first month in which biomass has been processed, Lessee shall provide Lessor and Licensor with a monthly report on all processed quantities (“Lessee Monthly Report”) containing the information described in section 4.2. In conjunction with the Lessee Monthly Report, Lessee shall provide supporting detailed reports from Lessee’s accounting & tracking systems, including copies of supporting invoices and proof of service for each Lessee Monthly Report.

4.2	[***]

4.3	[***]

4.4	Records. Lessee shall keep and shall require its Affiliates and the owner of the Lessee Facility to keep, accurate and correct books of account, records of all transactions in connection with this Agreement, including, without limitation, evidence of insurance for the Unit and the facilities and any and all other records that may be necessary for the purpose of showing the amounts payable to Lessor & Licensor hereunder for a period of six (6) years from the end of the calendar year associated with the record documents. Said records shall be kept at Lessee’s or, as the case may be, Affiliates’ principal place of business.

4.5	Audit. Upon 48 hours’ written notice from Lessor or Licensor, Lessee shall, and shall require all of its Affiliates, to: (a) open their books and records for inspection by either Lessor, Licensor, Lessor’s or Licensor’s auditor(s) or an independent certified public accountant selected by Lessor or Licensor, for the purpose of verifying the amount of payments due to Lessor or Licensor. The terms of this Article shall survive any termination of this Agreement. Each of Lessor and Licensor is responsible for all expenses of such audit requested by the respective Party, except that if any audit reveals an underpayment greater than five percent (5%) of royalties due to Lessor or Licensor, then Lessee shall pay all expenses of that audit and the amount of the underpayment [***] , within thirty (30) days of written notice thereof. Lessee shall also reimburse Lessor and/or Licensor for all reasonable expenses required to collect the amount of the underpayment.

4.6	[***]

4.7	Late Payments. Lessee’s failure to pay Rent or insurance premium(s) represents a material breach for which Lessor may terminate the Agreement under Section 7.2. Delayed Rent or insurance premium(s) payment(s) shall accrue interest at a rate of twenty percent (20%) per year. If any Rent or insurance premium(s) payment(s) is/are not made in full within 30 days from the due date of Rent, Lessee will not be permitted to use the Unit. Licensor shall have the right to collect from Lessee any unpaid Rent and/or insurance premium(s) amount(s), for which Licensor has compensated Lessor. Failure to pay the Processing Fee for 30 days or more during any calendar year represents a material breach. […] In Lessor’s sole’s discretion, Termination for material breach under this Section may be delayed, however, such discretionary delay shall not constitute a waiver of any of Lessor’s or Licensor’s rights under this Agreement.

5.	Lessee Operational Reporting. Beginning with the third calendar quarter of 2024, and every end of the Reporting Quarter thereafter, Lessee shall provide Lessor and Licensor with projections detailing the processing plan for the following 3 months for use of the Unit. Further, Lessee must promptly notify Lessor and Licensor in writing of (1) any known government investigation of Lessee, Lessee facility, its Affiliates or its customers for any reason (including, without limitation, investigations in connection with potential cannabis laws violations, environmental laws violations, employment or immigration law violations, investigations by government authorities of any controlling shareholder, officer or director or other principal of Lessee, Lessee Facility operator, or any of its Affiliates or its customers in connection with a potential felony), (2) security breaches and/or (3) any known situations that may reasonably lead to loss of a Cannabis License by Lessee or its affiliates. Failure to provide the Lessee Operational Reporting or failure to disclose the above items shall give Lessor and Licensor the right to terminate this Agreement upon notice and with no further obligations from Lessor and Licensor.

6.	Security Breach. Either Party shall promptly notify the other party in the event of a suspected or established breach of security (physical or virtual) in connection with any and all activity related to this Agreement, potentially resulting in, without limitation, damage to the Unit, an unauthorized disclosure, misappropriation or loss of Confidential Information or Know-How. The Parties shall collaborate in identifying the party responsible for the breach. mitigating the effects of the breach, and in prosecuting the party responsible for the breach. The Parties shall also cooperate with government authorities investigating security breaches.

7.	Term and Termination.

7.1	Term. Unless terminated earlier as provided for herein, the “Term” of this Agreement will commence on the Effective Date and continue for a duration of three (3) years from the date the first Rent payment becomes due with the option, exercisable by Lessee in its sole discretion, to extend the Term for two consecutive one year periods with 12 months’ notice for each extension to be provided to Lessor and Licensor, unless terminated earlier pursuant to this Section 7 or as otherwise provided in this Agreement.

7.2	Termination by Lessee. Lessee may not terminate this Agreement other than for a material breach by Lessor or Licensor of its duties under this Agreement, which breach is not cured within thirty (30) calendar days from the date a notice of breach is delivered to Lessor or Licensor.

7.3	Termination by Lessor. Lessor may terminate this Agreement in its sole discretion with notice given in the manner described in Section 16 if Lessee (or any of its Affiliates):

(a)	commits an Incurable Material Breach (which includes breaches by Affiliates);

(b)	is not using commercially reasonable and diligent efforts to generate revenue in furtherance of this Agreement;

(c)	is in material breach of any provision of this Agreement, which breach is not cured within sixty (60) calendar days, including, but not limited to, Sections 3 and 4;

(d)	there is a Change of Control of Lessee; or

(e)	if Lessee (or its Affiliates) initiates any proceeding or action to challenge the validity, enforceability, or scope of one or more of the Patent rights, or assists a third party in pursuing such a proceeding or action.

7.4	Insolvency. This Agreement shall automatically terminate without further action by either Lessor or Licensor if Lessee is or becomes Insolvent. For purposes of this section, “Insolvent” shall mean: (i) Lessee files a voluntary petition under any bankruptcy, reorganization, or insolvency law of any jurisdiction; (ii) an involuntary petition under any bankruptcy, reorganization, or insolvency law of any jurisdiction is filed against Lessee that is not withdrawn within fifteen (15) days after filing; (iii) Lessee consents to or applies for appointment of a trustee, receiver, custodian, or similar official for itself or for all or substantially all its assets; (iv) A trustee, receiver, custodian, or similar official is appointed to take possession of all or substantially all of Lessee’s assets and is not dismissed within fifteen (15) days after appointment; (v) Lessee makes any assignment for the benefit of creditors; (vi) an order for relief is entered against Lessee under any bankruptcy, reorganization, or insolvency law of any jurisdiction ; or any case, proceeding, or other action seeking such an order remains undismissed for fifteen (15) days after its filing; or (vi) any writ of attachment, garnishment, or execution is levied against all or substantially all of Lessee’s assets; or all or substantially all of Lessee’s assets become subject to any attachment, garnishment, execution, or other judicial seizure, and the same is not satisfied, removed, released, or bonded within fifteen (15) days after the date the writ was levied or the date of the attachment, garnishment, execution, or other judicial seizure. In the event that Lessee is or becomes Insolvent, then all Processing Fees and/or Rents becomes immediately due in such circumstances and the Unit must be promptly returned in a commercially reasonable period of time not to exceed thirty (30) days.

7.5	Effect of Termination. If the Agreement is terminated for any reason:

(a)	All rights and licenses of Lessee shall terminate upon termination of the Agreement; and

(b)	Lessee shall cease advertising, using or in other manner generating revenue in connection with the Licensed Patent or Equipment by the effective date of termination; and

(c)	Lessee shall be liable for Rent for the entire balance of the original Term of the Agreement as well as any accrued interest, and such payment shall be due immediately; and

(d)	If the Agreement is terminated for Lessee’s failure to pay Rent in full or any part of Processing Fees, then any Unit deployed to Lessee or its Affiliates, shall be promptly returned to Lessor at Lessee’s expense.

(e)	Nothing in this Agreement will be construed to release either party from any obligation that was outstanding prior to the effective date of termination.

7.6	Surviving Provisions. The following Sections shall survive the termination of this Agreement:

(a)	Section 8 (Confidentiality)

(b)	Section 9 (Background Intellectual Property and Improvements)

(c)	Section 10 (Patent Matters)

(d)	Section 11 (Government Laws and Regulations)

(e)	Section 12 (Warranties and Disclaimers)

(f)	Section 13 (Risk)

(g)	Section 15 (Use of Name)

(h)	Section 16 (Notices)

(i)	Section 17 (General Provisions)

The following Paragraphs and Articles shall survive termination with respect to any activities and payment obligations accruing prior to termination or expiration of the Agreement:

(j)	Section 3 (Processing Fees and Rent)

(k)	Section 4 (Payments, Reporting and Records)

8.	Confidentiality. The Parties each agree that all Confidential Information disclosed in any form, written or oral, and designated as “Confidential” at the time of disclosure: (i) is to be held in strict confidence by the receiving party, (ii) is to be used by and under authority of the receiving party only as authorized in the Agreement, and (iii) shall not be disclosed by the receiving party, its agents or employees without the prior written consent of the disclosing party. Each Party has the right to use and disclose Confidential Information of the other Parties reasonably in connection with the exercise of its rights under the Agreement, including without limitation disclosing to Affiliates, potential investors, acquirers, and others on a need-to-know basis, if such Confidential Information is provided under conditions which reasonably protect the confidentiality thereof. Each party’s obligation of confidence hereunder includes, without limitation, using at least the same degree of care with the disclosing party’s Confidential Information as it uses to protect its own Confidential Information, but always at least a reasonable degree of care.

9.	Background Intellectual Property and Improvements. As between the Parties, and subject to the licenses granted under this Agreement, each Party retains all rights, title, and interests in and to all patent rights, know-how, and other intellectual property rights that such Party owns or otherwise controls as of the Effective Date or that it independently develops or otherwise acquires after the Effective Date. Unless otherwise agreed to in writing, the Parties acknowledge that Licensor shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement that are related to the Licensed Patent and the Unit (the “Developed Intellectual Property Rights”). Lessee, its Affiliates and their employees and agents, as appropriate, shall take all appropriate actions and render all appropriate assistance for the purposes of vesting any ownership, title or interest of any Developed Intellectual Property Rights in Licensor.

10.	Patent Matters.

10.1	Patent Costs. Licensor shall bear all costs related to the License Patent maintenance.

10.2	Marking. Lessee shall mark the Unit as “Property of CRYM Co-Invest Unit #1 LLP and not subject to any enforcement/collections against Lessee, except enforcement by CRYM Co-Invest Unit #1 LLP” or a similar labeling provided by Lessor. Lessee shall keep the Unit free from any other marking or labeling which might be interpreted as a claim of ownership by anyone else than Lessor. Lessee shall mark the Unit, if applicable, with any patent markings required by law as instructed by Licensor.

10.3	Infringement of the Licensed Patent or Unauthorized Disclosure of Know-How.

(a)	If either Lessor or Lessee becomes aware of any infringement or potential infringement of the Licensed Patent, or of any unauthorized disclosure or use of the Know-How, such party shall promptly notify Licensor of such in writing.

(b)	Licensor shall, in its sole discretion, enforce the Licensed Patent against any infringement by a third party. Lessor and Lessee shall provide Licensor full cooperation and, if determined necessary by Licensor, shall join as a party. Neither Lessor nor Lessee shall settle, enter into voluntary disposition of, or compromise any other type of litigation in a manner that imposes any obligations or restrictions on Licensor or grants any rights to the Licensed Patent without Licensor’s prior written permission.

(c)	Licensor shall retain the right at any time to initiate an infringement action to enforce the Licensed Patent against the infringing activities. If Licensor pursues an infringement action in which the person or persons responsible for the infringement are affiliated with Lessee, Lessee shall be responsible for all costs related to the infringement action. In addition, Licensor, in its sole discretion, shall have the right at any time to intervene at Licensor’s own expense and join Lessor or Lessee in any claim or suit for infringement of the Licensed Patents. In the event Licensor elects to join in such a claim or suit, any consideration received in connection with any such claim or suit shall be shared between the Parties in proportion with their share of the litigation expenses in such infringement action.

(d)	In any infringement suit or dispute, the parties agree to cooperate fully with each other. At the request of the party bringing suit, the other party will permit reasonable access after reasonable advance notice to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours, as is necessary for the infringement suit or dispute and/or to comply with lawful process of a court of competent jurisdiction.

(e)	If it is necessary to name Licensor as a party in such action for infringement, then Lessor and/or Lessee, as the case may be, must first obtain Licensor’s prior written permission, which permission shall not be unreasonably withheld, provided that Licensor shall have reasonable prior input on choice of counsel on any matter where such counsel represents Lessor and/or Lessee.

10.4	Waiver of Right to Challenge Licensed Patent. Lessor and Lessee expressly waive any and all rights they may have to contest the validity or enforceability of the Licensed Patent during the term of this Agreement.

11.	Government Laws and Regulations.

11.1	Government Approvals. Lessee (including Lessee’s affiliates), at Lessee’s sole expense, shall obtain and maintain at all times all necessary government approvals, including Cannabis Licenses, for deployment of Unit, use of Licensed Patent and generation of revenues in connection with this Agreement. Under no circumstance shall Lessor or Licensor be, and shall not be, considered or represented to be a third-party beneficiary of any cannabis product manufacturing or transaction relationship between Lessee and a Cannabis License holder from any state. Should any Government Authority indicate to Lessee, its Affiliates or customers, verbally or in writing, that it might consider Lessor or Licensor a third-party beneficiary in connection with any cannabis-related transaction requiring a Cannabis License, the person having knowledge of such potential designation shall promptly (1) inform BOTH Lessor and Licensor of the circumstances of the Government Authority statement, and (2) shall fully cooperate with Lessor and Licensor to ensure that neither Lessor nor Licensor will be considered a third-party beneficiary or a person operating without a Cannabis License.

11.2	Government Registration. If this Agreement or any associated transaction is required by law to be either approved or registered with any governmental agency, Lessee shall assume all legal obligations to do so and shall do so at Lessee’s expense.

11.3	Violations of Applicable Cannabis Laws and Regulations. Lessee shall observe and shall contractually mandate its Affiliates to observe all applicable cannabis laws and regulations.

12.	Warranties and Disclaimers.

12.1	Parties Representations and Warranties. Party represents and warrants to the other Parties that to the best of the knowledge of such Party, the respective Party has full corporate power and authority to enter into this Agreement, this Agreement constitutes the binding legal obligation of the respective Party, and execution and performance of this Agreement by the respective Party will not violate or conflict with any other agreement to which the respective Party is a party or by which it is bound or with any applicable law, rule or regulation. Each party further represents and warrants that it is a duly organized, validly existing entity, and is in good standing under the laws of its jurisdiction of organization. Licensor represents and warrants that to the best of its knowledge, Licensor believes that the Licensed Patent is valid and enforceable.

12.2	LESSOR’S & LICENSOR’S DISCLAIMER OF WARRANTIES. EXCEPT AS SPECIFICALLY SET FORTH ABOVE, LESSEE UNDERSTANDS AND AGREES THAT LESSOR AND LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE UNITS, OR AS TO THE OPERABILITY OR FITNESS FOR ANY USE OR PARTICULAR PURPOSE, EFFICIENCY, MERCHANTABILITY, SAFETY, EFFICACY, BUSINESS RESULTS, APPROVABILITY BY REGULATORY AUTHORITIES, NONINFRINGEMENT, AND/OR BREADTH OF PATENT RIGHTS. LICENSOR MAKES NO REPRESENTATION AS TO WHETHER ANY CLAIM OR PATENT WITHIN PATENT RIGHTS WILL CONTINUE TO BE VALID IN THE FUTURE, OR AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY LICENSOR THAT MIGHT BE REQUIRED FOR USE OF PATENT RIGHTS IN FIELD OF USE. NOTHING IN THE AGREEMENT WILL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY PATENTS OR TECHNOLOGY OF LICENSOR OTHER THAN THE PATENT RIGHTS, WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS, OR THE UNITS SPECIFICALLY DESCRIBED HEREIN.

12.3	Lessee’s Representations and Warranties. Lessee further represents and warrants that it has had the opportunity to review the Licensed Patent along with the prosecution history of the Licensed Patent application and that Lessee had the opportunity to engage professionals to aid Lessee in this review; based on that review, Lessee believes that the Licensed Patent is valid and enforceable.

13.	Risk.

13.1	Indemnification.

(a)	Lessee hereby agrees to indemnify and defend Lessor and Licensor and forever hold Lessor and Licensor harmless from and against all third-party claims, suits, actions, proceedings, damages, losses or liabilities, costs, or expenses (including reasonable attorneys’ fees and expenses) arising out of, based upon, or in connection with (i) Lessee’s actions or omissions related to this Agreement; (ii) any breach of any of the Lessee’s representations and warranties as set forth in this Agreement; (iii) any alleged defects or dangers inherent in the Permitted Toll Process Activity or the use of the output thereof that is not solely attributable to the Licensed Patent or other direct actions of the Lessor or Licensor; (iv) any claims arising from Lessee’s gross negligence, recklessness or willful misconduct; (v) any injuries or damages to customers of the Permitted Toll Process Activity or arising from or related to the use of the output thereof that is not solely attributable to the Licensed Patent or other direct actions of the Lessor or Licensor; (vi) any violation of Applicable Law as it relates to Lessee’s business; or (vii) any tax or federal penalty related to related to Lessee’s business.

(b)	Lessor hereby agrees to indemnify and defend Lessee and Licensor and hold Lessee and Licensor harmless from and against all third-party claims, suits, actions, proceedings, damages, losses or liabilities, costs, or expenses arising out of, based upon, or in connection with (i) any breach of any of the Lessor’s representations and warranties or covenants as set forth in this Agreement; (ii) any alleged defects or dangers inherent in the Permitted Toll Process Activity or the use of the output thereof that is solely attributable to the Unit as provided by Lessor or other actions of the Lessor; (iii) any violation of Applicable Law as it relates to Lessor in the Territory; (iv) any claims arising from Lessor’s gross negligence, recklessness or willful misconduct; or (v) any injuries or damages to customers of the Permitted Toll Process Activity or arising from or related to the use of the output thereof that is solely attributable to the Unit as provided by Lessor or other direct actions of Lessor.

(c)	Licensor hereby agrees to indemnify and defend Lessee and Lessor and hold Lessee and Lessor harmless from and against all third-party claims, suits, actions, proceedings, damages, losses or liabilities, costs, or expenses arising out of, based upon, or in connection with (i) any breach of any of Licensor’s representations and warranties or covenants as set forth in this Agreement; (ii) any alleged defects or dangers inherent in the Permitted Toll Process Activity or the use of the output thereof that is solely attributable to the Licensed Patent as provided by Licensor or other actions of Licensor; (iii) any violation of Applicable Law as it relates to Licensor in the Territory; (iv) any claims arising from Licensor’s gross negligence, recklessness or willful misconduct; or (v) any injuries or damages to customers of the Permitted Toll Process Activity or arising from or related to the use of the output thereof that is solely attributable to the Licensed Patent or other direct actions of Licensor.

(d)	In connection with any claim arising hereunder, the indemnifying party may conduct the defense and have control of the litigation and settlement, provided that the indemnified party shall fully cooperate in defending against such claims. The indemnified party shall deliver prompt notice to the indemnifying party of any such claims.

13.2	Insurance

(a)	[***]

(b)	The policy or policies of insurance described in this Section 13.2 shall be issued in such form as is reasonably acceptable to Lessor and shall be issued by a carrier with an A.M. Best rating of A(VIII) or better. The policy or policies shall be endorsed to (i) name Lessor and their respective officers, directors, managers, employees, and agents as additional insureds on a primary and noncontributory basis; and (ii) to provide Lessor with at least thirty (30) days prior written notice of cancellation or material change in coverage. Within fifteen (15) days following the date of deployment of the Unit and any time thereafter at Lessor’s or Licensor’s request, Lessee shall provide the Lessor and Licensor with certificates of insurance and portions of the policy, where necessary, to evidence the required coverage and any renewals thereof for a period of at least one year.

(c)	Lessor, in Lessor’s sole discretion, may at any time during the Term review the insurance limits required above and adjust the limits to be consistent with commercially reasonable requirements for similar agreements.

(d)	Lessee’s failure to maintain insurance policies in a manner acceptable to Lessor shall constitute a material breach of this Agreement.

13.3	Limitation of Liability. IN NO EVENT SHALL ANY OF THE PARTIES, AND THEIR RESPECTIVE OFFICERS, EMPLOYEES, AGENTS OR AFFILIATED ENTERPRISES, BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER ANY SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL LESSOR AND LICENSOR, AND ITS OFFICERS, EMPLOYEES, AGENTS OR AFFILIATED ENTERPRISES, BE LIABLE FOR ANY INJURY OR CLAIM IN TORT ARISING OUT OF THE TRANSPORTATION OR OPERATION OF THE UNIT.

14.	Assignment. Lessor may, in its sole discretion, assign this Agreement and its rights and obligations hereunder, in whole or in part, to any corporation or other entity with or into which Lessor may hereafter merge or consolidate or to which Lessor may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of Lessor hereunder as fully as if it had been originally made a party hereto; neither Lessee nor CryoMass may assign the Agreement or its rights and obligations hereunder without the express prior written consent of Lessor. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

15.	Use of Name. Lessee may use the name, trademarks or other marks of Lessor and Licensor solely in connection with the Permitted Toll Processing Activity under this Agreement, but may not use the name, trademarks or other marks of either Lessor or Licensor in any other commercial manner without the advance written consent of the respective name, trademark or mark holder, which consent may be withheld in the respective Party’s sole discretion. Notwithstanding the foregoing, Lessor and Licensor may use Lessee’s name and logo for annual reports, brochures, website, internal reports and other marketing materials and publications without Lessee’s prior consent provided that this use is limited to advertising the Lessee’s ability to use the Unit and that this use does not state or imply that Lessee is the owner of the Unit.

16.	Notice. All notices to be given under this Agreement shall be in writing shall be deemed to be served and received (a) when personally delivered, or delivered by courier as evidenced by signature; (b) on the fourth business day after mailing by United States registered or certified mail, postage prepaid and return receipt requested; (c) upon delivery when sent by any prepaid express delivery service requiring receipt confirmation signature (e.g., FedEx, UPS), or (d) when sent by email, upon the receipt by the sending parting of email delivery confirmation, and in each case addressed as set forth in this Section 16. Either party may change the email address or location at which it receives notices to another location within the United States of America upon not less than ten (10) days’ prior written notice to the other pursuant to this Section 16.

(a)	All notices to Lessee are mailed to:

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(b)	All notices to CryoMass are mailed to:

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(c)	All notices to Lessor are mailed to:

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17.	General Provisions.

17.1	Governing Law. The Agreement will be construed and enforced in accordance with laws of the State of New York, without regard to the choice of law and conflicts of law principles. EACH PARTY ACKNOWLEDGES THAT THE POSSESSION, SALE, MANUFACTURE, AND CULTIVATION OF CANNABIS PRODUCTS IS ILLEGAL UNDER UNITED STATES FEDERAL LAW. EACH PARTY WAIVES ANY DEFENSES BASED UPON ILLEGALITY OR INVALIDITY OF CONTRACTS FOR PUBLIC POLICY REASONS AND/OR THE SUBSTANCE OF ANY DEFINITIVE AGREEMENT VIOLATING EITHER UNITED STATES FEDERAL LAW OR CANADIAN LAWS. EACH PARTY HEREBY VOLUNTARILY AND UNCONDITIONALLY WAIVES, IN RELATION TO THIS AGREEMENT OR ANY ISSUE THEREUNDER: (A) ANY RIGHT OF REMOVAL OR APPEAL TO THE UNITED STATES FEDERAL DISTRICT COURTS, INCLUDING WITHOUT LIMITATION WAIVING THE RIGHT TO REMOVE TO FEDERAL COURT BASED ON DIVERSITY OF CITIZENSHIP; AND (B) ANY RIGHT TO COMPEL OR APPEAL ARBITRATION, TO CONFIRM ANY ARBITRATION AWARD OR ORDER, OR TO SEEK ANY AID OR ASSISTANCE OF ANY KIND IN THE UNITED STATES FEDERAL DISTRICT COURTS.

17.2	Compliance with Laws. Lessee and its Affiliates will comply with all applicable federal, state and local laws and regulations. In case of a change in laws or regulations that suspends the operation of the Unit for up to two months, or in case an existing law or regulation is interpreted by the competent enforcement authorities to apply to the Unit which suspends the operation of the Unit for up to two months (“Change of Laws”), Lessee shall promptly give notice to Lessor of the Change of Laws and of the impact of the Change of Laws, and all Lessee’s payment obligations under this agreement shall be delayed by the corresponding period of time when the Unit was not operational, namely for up to two months. During the two months Lessee and Lessor shall promptly negotiate in good faith a mitigation of the impact of the Change of Laws. If, at the end of the two months, the Change in Laws situation is still in effect and was not mitigated by the Parties in a manner that is mutually acceptable, Lessor shall have the right to terminate the Agreement with five business days’ notice.

17.3	Forum Selection. Lessee acknowledge that any claim for breach of the Agreement asserted by one party hereto against the other shall be brought in a court of competent jurisdiction in New York, New York.

17.4	Waiver of Right to Jury Trial and Other Waiver. EACH OF THE PARTIES, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WAIVES, RELINQUISHES AND FOREVER FOREGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM, CROSS-CLAIM, OR THIRD-PARTY COMPLAINT THEREIN. EACH PARTY HEREBY VOLUNTARILY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT ALLOWED BY LAW, IN RELATION TO THIS AGREEMENT OR ANY ISSUE THEREUNDER: (A) ANY RIGHT OF REMOVAL OR APPEAL TO THE UNITED STATES FEDERAL DISTRICT COURTS, INCLUDING WITHOUT LIMITATION TO, WAIVING THE RIGHT TO REMOVE TO FEDERAL COURT BASED ON DIVERSITY OF CITIZENSHIP; (B) THE RIGHT TO CONSENT TO REMOVAL OF ANY OTHER PARTY THERETO; AND (C) ANY RIGHT TO SEEK ANY AID OR ASSISTANCE OF ANY KIND IN THE UNITED STATES FEDERAL DISTRICT COURTS, COURTS OF APPEAL OR THE UNITED STATES SUPREME COURT. EACH PARTY HERETO: (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

17.5	Prevailing Party. If any arbitration, legal action or other proceeding not in contravention of this Agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover from the non-prevailing Party, in addition to all other damages and relief to which it may be entitled, reasonable attorneys’ fees, court costs and all expenses (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding.

17.6	Binding Effect. The Agreement is binding upon and inures to the benefit of the parties hereto, their respective executors, administrators, heirs, permitted assigns, and permitted successors in interest.

17.7	Joint and Several Liability. Each of the Lessee and its Affiliates shall be jointly and severally liable for the obligations of Lessee in this Agreement. All references to Lessee in this Agreement shall be construed to include all Lessee’s Affiliates with respect to Lessee’s obligations, but not rights under this Agreement.

17.8	Force Majeure. No party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such Party’s (the “Impacted Party”) failure or delay is caused by or results from the following force majeure events (“Force Majeure Events”): (a) acts of God; (b) flood, fire, earthquake, epidemics, pandemics, quarantines; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, explosions or other civil unrest; (d) government order, law, or action; (e) national or regional emergency; (f) strikes, labor stoppages or slowdowns, or other industrial disturbances; (g) inability or delay in obtaining supplies of adequate or suitable materials; and (h) any other similar events or circumstances beyond the reasonable control of the Impacted Party. The Impacted Party shall give notice within 5 business days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of 60 consecutive business days following written notice given by it under this section, either Party may thereafter terminate this Agreement upon 30 days’ written notice. Notwithstanding the foregoing, the obligations of a Party to make payments to the other Party pursuant to this Agreement shall continue except that any Rent due during a period of a Force Majeure Event shall be adjusted on a pro-rata basis to accommodate for the failure or delay associated with the Force Majeure Event. For example, if Rent is due for three months period when a Party experienced a Force Majeure Event with a duration of two months, then the Rent will be adjusted to be due for only one out of the two months.

17.9	Construction of Agreement. Headings are included for convenience only and will not be used to construe the Agreement. The parties acknowledge and agree that both parties substantially participated in negotiating the provisions of the Agreement; therefore, both parties agree that any ambiguity in the Agreement shall not be construed more favorably toward one party than the other party, regardless of which party primarily drafted the Agreement.

17.10	Modification. Any modification of the Agreement will be effective only if it is in writing and signed by duly authorized representatives of both parties. No modification will be made by email communications.

17.12	Severability. The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

17.13	Waiver. Neither Party will be deemed to have waived any of its rights under the Agreement unless the waiver is in writing and signed by such Party. No delay or omission of a Party in exercising or enforcing a right or remedy under the Agreement shall operate as a waiver thereof.

17.14	Entire Agreement. This Agreement constitutes the entire understanding between the parties. This Agreement supersedes any and all prior understandings and agreements between the parties, oral and written.

17.15	Counterparts and Signatures. The Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A party may evidence its execution and delivery of the Agreement by transmission of a signed copy of the Agreement via facsimile or email. Documents executed, scanned, and transmitted electronically, including electronic signatures, shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such scanned and electronic signatures having the same legal effect as original signatures.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the day first written above.

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